Exhibit 99.1

FOR IMMEDIATE RELEASE: February 14, 2013

Salon Media Group Reports Third Quarter Fiscal 2014 Results

Strong Increase in Revenue Reported, New Political Columnist Joins Staff

NEW YORK, NY (February 14, 2013). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months and nine months ended December 31, 2013. Net revenue from continuing operations for the quarter ended December 31, 2013, was $1.9 million, an increase of 82% from the same period last year. For the nine months ended December 31, 2013, net revenue was $4.6 million, an increase of 70% versus the same period last year.

Continued robust traffic at Salon.com resulted in $1.8 million in advertising revenues for the three months ended December 31, 2013, an 80% increase compared to the same period last year. For the nine month period, ad revenues were $4.3 million, or an increase of 72% compared to the same period in the prior year. The improvement in the current quarter stemmed primarily from increased advertising sold by Salon’s internal sales team, which rose 175% to $1.1 million for the three months ended December 31, 2013 as compared to the three months ended December 31, 2012.

Operating expenses for the three months ended December 31, 2013 rose 23% to $2.2 million compared to the same period last year. The $0.4 million increase resulted primarily from higher stock compensation costs and commissions paid to the advertising sales team. The company’s loss from operations for the December 2013 quarter declined to $0.3 million, a 62% reduction from the $0.8 million loss for the same period last year.

Overall, Salon has been able to achieve revenue growth without a corresponding increase in operating expenses. Excluding the impact of discontinued operations, operating expenses for the nine months ended December 31, 2013 increased 6% to $6.0 million compared to $5.8 million the same period last year. Controlling the increase in expenses helped to narrow the company’s loss from continuing operations to $1.5 million for the nine months ended December 31, 2013, a 51% reduction from the $3.0 million loss for the same period last year.

Unique visitors to the Salon.com Website is an important driver for Salon’s business. Unique visitors during the December 2013 quarter increased 12% as compared to the quarter ended September 30, 2013, and declined 3% compared to the same period the prior year, according to data compiled by Google Analytics. However, unique visitors in the quarter ended December 2012 included traffic to an affiliated Website that has since been shut down. Excluding the traffic from the affiliated Website, unique visitors to the Salon.com Website in the quarter ended December 2013 increased 43% compared to the December 2012 quarter, pointing to consistent growth in readership at the core brand. Unique visitors as measured by Comscore increased 13% compared to the quarter ended September 30, 2013, and no comparable data was available for the December quarter 2012 as the Comscore data is a new measurement that includes mobile traffic and is available only since July 2013.

Salon also experienced a 60% increase in mobile browser traffic in the December 2013 quarter, compared to the same quarter last year. The company continues to see a significant shift to readers accessing Salon from mobile devices, with 48% of users visiting the Website from mobile devices in December 2013. The entire company is focused on providing the best possible experience on mobile, from content delivery to unique advertising implementations.

Salon’s traffic has also been fuelled by social referral traffic, which grew 18% in the December 2013 quarter versus the September 2013 quarter, and 64% compared to the same period in the prior year.  Facebook continues to be the largest social referral, and grew 44% compared to the September 2013 quarter and 123% versus the December 2012 quarter.  We saw a doubling of Facebook referrals from September to December 2013, partly as a result of the increase in our mobile traffic.

"There has been a major shift underway in the media. Digital news sources, driven by advanced technologies and improved user experiences across multiple devices, have begun to attract the industry’s best journalists and most creative advertisers," said Cynthia Jeffers, CEO and CTO of Salon Media Group. “Salon was the first quality online media outlet, earning a reputation for our bold, progressive journalistic voice. We maintain our commitment to that quality, while further integrating the latest technology to ensure our journalists and readers have the most current, and consistent and readily available access. All of this is leading us to our most exciting period of growth yet, and steady progress toward a sustainable and profitable business.”

Salon also announced on February 11th that Thomas Frank would be joining as a politics and culture columnist. Frank will become Salon’s new Sunday morning essayist, and will also host Q-and-As and provide commentary on breaking stories. “Tom brings a leading voice in political commentary to Salon, and his committed progressive worldview represents the principled and fearless independence of mind that’s at the core of Salon,” said Dave Daley, Salon’s Editor-in-Chief. “We are very excited that Tom is joining our team.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release for the quarter and nine months ended December 2013 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our dependence on advertising sales for significant revenues
●	Our cash flows may not meet expectations
●	Our ability to control our expenses
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	The impact of controversial content on our website
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to increase referrals from our social media presence
●	Our technology development efforts may not be successful in improving the functionality of our network

This press release should be read in conjunction with our annual report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 26, 2013, and our quarterly report on Form 10-Q for the quarter and nine months ended December 31, 2013, filed with the SEC on February 14, 2014, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht

870 Market Street, Suite 528

San Francisco, CA 94102

(415) 645-9225

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31, 2013	March 31, 2013 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$280	$96
Accounts receivable, net of allowance of $60 and $62	1,810	720
Prepaid expenses and other current assets	172	318
Total current assets	2,262	1,134
Property and equipment, net	53	58
Other assets, principally deposits	97	107
Total assets	$2,412	$1,299
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	2,591	9,171
Accounts payable and accrued liabilities	1,114	1,128
Deferred revenues	-	15
Total current liabilities	4,705	11,314

Deferred rent	3	12
Total liabilities	4,708	11,326

Commitments and contingencies

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares
authorized, 1,075 shares issued and outstanding
at December 31, 2013 and 8,141 shares issued and
outstanding at March 31, 2013
(liquidation value of $9,717 at December 31, 2013
and $21,803 at March 31, 2013)	-	-
Common stock, $0.001 par value, 150,000,000 shares
authorized, 76,245,442 shares issued and outstanding at
December 31, 2013 and 30,000,000 shares authorized,
29,573,265 shares issued and outstanding
at March 31, 2013	76	30
Additional paid-in capital	115,561	106,408
Accumulated deficit	(117,933)	(116,465)
Total stockholders' deficit	(2,296)	(10,027)
Total liabilities and stockholders' deficit	$2,412	$1,299

(1)  Derived from the Company’s audited consolidated financial statements.

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012

Revenue, net	$1,877	$1,032	$4,637	$2,721

Operating expenses:
Production and content	887	833	2,553	2,514
Sales and marketing	473	349	1,377	1,151
Technology	377	340	1,135	967
General and administrative	430	244	1,012	902
Separation expenses	-	-	-	218
Total operating expenses	2,167	1,766	6,077	5,752

Loss from operations	(290)	(734)	(1,440)	(3,031)
Interest expense, net	(9)	(72)	(28)	(200)
Loss from continuing operations	(299)	(806)	(1,468)	(3,231)
Income from discontinued operations	-	-	-	233
Net loss	$(299)	$(806)	$(1,468)	$(2,998)

Basic and diluted net loss per share
Loss from continuing operations	$(0.00)	$(0.25)	$(0.02)	$(0.98)
Income from discontinued operations	-	-	-	0.07
Net loss	$(0.00)	$(0.25)	$(0.02)	$(0.91)

Weighted average shares used in computing basic and diluted net loss per share	76,245	3,283	73,163	3,283

The accompanying notes are an integral part of these condensed consolidated financial statements.

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